Exhibit 11


               PCA INTERNATIONAL, INC., AND SUBSIDIARIES
               COMPUTATION OF PRIMARY AND FULLY DILUTED
                       EARNINGS PER COMMON SHARE


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                                                   FOR THE FISCAL YEARS ENDED

                                           JANUARY 29,       JANUARY 30,       JANUARY 31,
                                              1995               1994             1993
PRIMARY EARNINGS PER COMMON SHARE:

EARNINGS APPLICABLE TO COMMON STOCK:

Income from continuing operations before cumulative effect of changes in
accounting  principles                      $4,372,461       $4,912,074         $7,777,828

Total discontinued operations                  412,406       (2,199,826)           989,355

Total cumulative effect of changes in
accounting principles                                -                -         (1,356,816)

Net income                                  $4,784,867       $2,712,248         $7,410,367


COMPUTATION OF COMMON SHARES AND COMMON
EQUIVALENT SHARES:

Weighted average number of common shares     8,148,845        8,092,010          7,559,243

Dilutive effect of stock options               415,450          701,866            664,339

Weighted average number of common shares
after dilutive effect                        8,564,295        8,793,876          8,223,582


EARNINGS PER COMMON SHARE AND COMMON
EQUIVALENT SHARE:


Income from continuing operations  before cumulative effect of
changes in accounting principles                $0.51             $0.56             $0.95

Discontinued operations                          0.05             (0.25)             0.12

Total cumulative effect of changes
in accounting principles                            -                -              (0.17)

Net income                                      $0.56             $0.31             $0.90


FULLY DILUTED EARNINGS PER COMMON SHARE:
EARNINGS APPLICABLE TO COMMON STOCK:


Income from continuing operations before
cumulative effect of
changes in account principles               $4,372,461       $4,912,074        $7,777,828

Discontinued operations                        412,406       (2,199,826)          989,355

Total cumulative effect of changes in
accounting principles                               -                 -        (1,356,816)

Net income                                 $4,784,867        $2,712,248        $7,410,367



COMPUTATION OF COMMON SHARES AND COMMON
EQUIVALENT SHARES:

Weighted average number of common shares
outstanding                                8,148,845          8,092,010        7,559,243

Dilutive effect of stock options             433,422            730,680          746,416

Weighted average number of common
shares outstanding as adjusted            8,582,267           8,822,690        8,305,659

EARNINGS PER COMMON SHARE AND COMMON
EQUIVALENT SHARE ASSUMING FULL DILUTION:

Income from continuing operations
before cumulative effect of
changes in accounting principles              $0.51              $0.56            $0.94

Discontinued operations                        0.05              (0.25)            0.12

Total cumulative effect of changes in
accounting principles                            -                  -             (0.17)

Net income	                             $0.56              $0.31             $0.89

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